NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on July 28, 2017, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on July 14, 2017 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. Pursuant to the change in country of incorporation of MFC Bancorp Ltd, which became effective July14, 2017, each Common Stock of MFC Bancorp Ltd. (Canada) (Old) was exchanged for one (1) Common Stock of MFC Bancorp Ltd. (Cayman Islands) (New). This Form 25 is being filed solely in connection with the discontinuation of the trading on the NYSE of MFC Bancorp Ltd. (Canada) Common Stock and does not affect the continued listing on the NYSE of MFC Bancorp Ltd. (Cayman Islands) Common Stock. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on July 14, 2017.